10.1(c)

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

This Second Amendment to Second Amended and Restated Agreement of Limited Partnership (the “Amendment”) is made as the 23rd day of July 1997, among Innkeepers Financial Corporation, a Virginia corporation and sole general partner of Innkeepers USA Limited Partnership (the “Partnership”) and the limited partners listed on Schedule A (the “Limited Partners”) to the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated as of November 1, 1996 as amended by the First Amendment to Second Amended and Restated Agreement of Limited Partnership (collectively, the “Agreement”) and recites and provides as follows:

RECITALS

The Partnership was formed as a limited partnership under the laws of the Commonwealth of Virginia upon the filing of its Certificate of Limited Partnership with the Virginia State Corporation Commission on May 23, 1994, as amended by an amended Certificate of Limited Partnership filed on June 8, 1994. The Partnership is governed by the Agreement.

The purpose of this Amendment is to amend certain provisions of the Agreement.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 8.05(b) and Section 8.05(c) of Article VIII of the Agreement are deleted in their entirety and the following is substituted in lieu thereof:

(b) Notwithstanding the provisions of Section 8.05(a), the Company may, in its sole and absolute discretion, assume directly and satisfy a Redemption Right by paying to the Redeeming Partner the Redemption Amount on the Specified Redemption Date, whereupon the Company shall acquire the Common Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Common Partnership Units. In the event the Company shall exercise its right to satisfy the Redemption Right in the manner described in the preceding sentence, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Partner’s exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership, and the Company shall treat the transaction between the Company and the Redeeming Partner as a sale of such Partner’s Common Partnership Units to the Company for federal income tax purposes. Each Redeeming Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of REIT shares upon exercise of the Redemption Right.

(c) The Partnership or the Company, as the case may be, shall pay the Cash Amount to a Redeeming Partner as the Redemption Amount for such Partner if (i) the acquisition of REIT shares by such Partner on the Specified Redemption Date would (A) result in such Partner or any other person owning, directly or indirectly, REIT Shares in excess of the “Ownership Limit,” as defined in the Declaration of Trust and calculated in accordance therewith, except as provided in the Declaration of Trust, (B) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), except as provided in the Declaration of Trust, (C) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (D) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company’s or the Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code or (E) cause the acquisition of REIT Shares by such Partner to be “integrated” with any other distribution of REIT Shares for purposes of complying with the registration provisions of the Securities Act or (ii) the Partnership or the Company, as the case may be, so elects in its sole discretion. Any Cash Amount to be paid to a Redeeming Partner pursuant to this Section 8.05 shall be paid within sixty (60) days after the initial date of receipt by the General Partner of the Notice of Redemption relating to the Common Partnership Units to be redeemed; provided, however, that such sixty (60) day period may be extended for up to an additional one hundred eighty (180) days to the extent required for the Company to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Notwithstanding the foregoing, the Company and the Partnership agree to use their best efforts to cause the closing of the acquisition of redeemed Common Partnership Units hereunder to occur as quickly as reasonably possible.

2.	Except as specifically amended hereby, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the sole general partner of the Partnership caused this Second Amendment to the Second Amended and Restated Agreement of Limited Partnership to be executed as of the date first above written.

INNKEEPERS FINANCIAL CORPORATION, a Virginia corporation, sole general partner

By:	/s/ David Bulger

Name:	David Bulger
Title:	CHIEF FINANCIAL OFFICER AND TREASURER

INNKEEPERS USA TRUST, a Maryland real estate investment trust, as a non-partner Party to the Second Amended and Restated Agreement of Limited Partnership, as amended hereby

By:	/s/ David Bulger

Name:	David Bulger
Title:	CHIEF FINANCIAL OFFICER AND TREASURER

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